SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                           SCHEDULE 13G


             Under the Securities Exchange Act of 1934
                       (Amendment No. 2)*


                           Cyberonics, Inc.
               -----------------------------------------
                           (Name of Issuer)


                      Common Stock, $0.01 par value
               -----------------------------------------
                      (Title of Class of Securities)


                              23251P102
                -----------------------------------------
                            (CUSIP Number)



                            December 31, 2008
                -----------------------------------------
          (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [x] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Rho Management Partners, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            240,836 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            240,836 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     240,836 Shares


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES   CERTAIN SHARES
     (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.9%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN/IA

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Atlas Capital Corp.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            240,836 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            240,836 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     240,836 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.9%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

                                 CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Joshua Ruch


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of South Africa


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            293,574 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            293,574 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     293,574 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.1%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Kariba LLC


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Drakensberg, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Rho Capital Partners, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES   CERTAIN SHARES
     (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

                                   CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Habib Kairouz


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Mark Leschly


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Kingdom of Denmark


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

     This Amendment No. 2 to Schedule 13G for Cyberonics, Inc., a Delaware corporation (the "Company"), amends and restates as of December 31, 2008, a Statement on Schedule 13G, originally dated as of June 13, 2007, as amended as of December 31, 2007, relating to the shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), beneficially owned by the Reporting Persons (as defined below).


     Item 1(a) Name of issuer: Cyberonics, Inc., a Delaware corporation (the "Company").

     Item 1(b) Address of issuer's principal executive offices: 100 Cyberonics Boulevard, Houston, Texas 77058.


     Item 2 (a) This Statement is being filed by Rho Management Partners L.P. ("RMP"), a Delaware limited partnership; Atlas Capital Corp. ("Atlas"), a Delaware corporation which serves as general partner of RMP; Joshua Ruch, an individual resident of the United States and controlling shareholder of Atlas; Kariba LLC, a Delaware limited liability company ("Kariba"); Drakensberg, L.P., a Delaware limited partnership of which Kariba serves as general partner; Rho Capital Partners, Inc. ("RCP"), a New York corporation; Habib Kairouz and Mark Leschly, individual residents of the United States (collectively, the "Reporting Persons").

     RMP serves as investment advisor to various investment vehicles, and as such may be deemed to exercise investment and voting control over Shares registered in the names of such vehicles. As general partner of RMP, Atlas may be deemed to exercise investment and voting control over the Shares deemed beneficially owned by RMP. As general partner of Drakensberg, L.P., Kariba may be deemed to exercise sole investment and voting control over such vehicle. As sole shareholder of Atlas and as sole owner of limited liability company interests of Kariba, Joshua Ruch may be deemed to exercise investment and voting authority over the Shares deemed beneficially owned by Atlas and by Kariba.

     RCP serves as investment adviser to various investment vehicles, and as such may be deemed to exercise investment and voting control over Shares registered in the names of such vehicles. As shareholders of RCP, Habib Kairouz, Mark Leschly and Joshua Ruch may be deemed to share investment and voting control over Shares over which RCP may be deemed to have investment or voting control.

     (b)-(c) RMP is a Delaware limited partnership with its address at 4 Dune Road, East Quogue, New York 11942.

     Atlas is a Delaware corporation, with its address at 4 Dune Road, East Quogue, New York 11942.

     Mr. Ruch is a citizen of the Republic of South Africa, with his business address at 152 West 57th Street, 23rd Floor, New York, New York 10019.

     Kariba is a Delaware limited liability company with its address at 152 West 57th Street, 23rd Floor, New York, New York 10019.

     Drakensberg, L.P. is a Delaware limited partnership, with its address c/o Rho, 152 West 57th Street, 23rd Floor, New York, New York 10019.

     RCP is a New York corporation, with its address at 152 West 57th Street, 23rd Floor, New York, New York 10019.

     Mr. Kairouz is a citizen of Canada, with his address c/o Rho, 152 West 57th Street, 23rd Floor, New York, New York 10019.

     Mr. Leschly is a citizen of the Kingdom of Denmark, with his address c/o Rho, 152 West 57th Street, 23rd Floor, New York, New York 10019.


     Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under section 8 of the Investment Company Act.

          (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]



     Item 4.  Ownership

     See cover page for each Reporting Person.

     240,836 of the Shares reported hereby are held in the registered names of investment vehicles over which RMP has sole voting and investment control. RMP may accordingly be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of 240,836
Shares reported hereby, constituting 0.9% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q.

     Atlas, as sole general partner of RMP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner, with sole voting and investment authority, of the 240,836 Shares reported by RMP hereunder, constituting 0.9% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q.

     Joshua Ruch, as sole shareholder of Atlas, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of the 240,836 Shares reported by Atlas hereunder. When such Shares are aggregated with Shares directly held by Joshua Ruch, or by other vehicles over which he exercises sole investment and voting control, Joshua Ruch may be deemed to own beneficially an aggregate of 293,574 Shares, constituting 1.1% of the Company's 27,297,887 shares outstanding as of the date of the Company's most recently filed Form 10-Q. Other than Shares in which he has a pecuniary interest, Mr. Ruch disclaims beneficial ownership of the Shares reported by this Statement.

     Other than as reported on the cover pages, no Reporting Person beneficially owns Shares of the Company as of December 31, 2008.


     Item 5.  Ownership of 5 Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:      [X]


     Item 6.  Ownership of More than 5 Percent on Behalf of Another Person.

      Not applicable.


     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.


     Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


     Item 9.  Notice of Dissolution of Group.

     Not applicable.


     Item 10. Certifications

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2009


RHO MANAGEMENT PARTNERS L.P.
By: ATLAS CAPITAL CORP.,
    Its General Partner


By: /s/ Joshua Ruch
------------------------------------
Name:  Joshua Ruch
Title: President and CEO



ATLAS CAPITAL CORP.


By: /s/ Joshua Ruch
------------------------------------
Name:   Joshua Ruch
Title:  President and CEO


JOSHUA RUCH


By:  /s/ Joshua Ruch
------------------------------------



KARIBA LLC

By: /s/ Joshua Ruch
------------------------------------
Name:  Joshua Ruch
Title: Managing Member


DRAKENSBERG, L.P.
By:  KARIBA LLC,
     Its General Partner


By: /s/ Joshua Ruch
------------------------------------
Name:  Joshua Ruch
Title: Managing Member


RHO CAPITAL PARTNERS, INC.


By: /s/ Jeffrey I. Martin
------------------------------------
Jeffrey I. Martin, Authorized Signer



HABIB KAIROUZ

By: /s/ Jeffrey I. Martin
- ------------------------------------
Jeffrey I. Martin, Authorized Signer


MARK LESCHLY

By: /s/ Jeffrey I. Martin
- ------------------------------------
Jeffrey I. Martin, Authorized Signer